Exhibit 99.1

                                                       Press Release

Universal Display Contact:

Darice Liu

investor@oled.com

media@oled.com

+1 609-964-5123

Universal Display Corporation Announces Third Quarter 2019 Financial Results

EWING, N.J. – October 30, 2019 – Universal Display Corporation (Nasdaq: OLED), enabling energy-efficient displays and lighting with its UniversalPHOLED® technology and materials, today reported financial results for the third quarter ended September 30, 2019.

“We are pleased to report another quarter of solid results,” said Sidney D. Rosenblatt, Executive Vice President and Chief Financial Officer of Universal Display. “During the quarter, OLED activity continued to gain strength on a global scale. As a result, we are raising our 2019 revenue guidance and believe that we are well on track to deliver record revenues and earnings for the year, and expect this strength to continue into 2020.”

Rosenblatt continued, “We believe that the proliferation of OLEDs across the consumer electronics spectrum is fueling a tremendous multi-year capex cycle. As panel makers continue to shift more of their focus to OLEDs as the future of displays, we are seeing a corresponding increase in OLED investment momentum. Based on our current forecasts and industry data, we believe market growth will continue and estimate that the installed capacity base of OLEDs at the end of 2021, as measured in square meters, will increase by approximately 50% over the installed capacity base at the end of 2019.”

Financial Highlights for the Third Quarter of 2019

Effective January 1, 2018, we adopted ASC Topic 606 using the “modified retrospective” approach, meaning the standard was applied only to the financial results commencing with the first quarter of 2018 with a cumulative adjustment to retained earnings. Under this transition method, we applied the standard only to contracts that were not complete at the initial adoption date. Material sales and cost of material sales referenced below relate solely to OLED activity and exclude activity from contract research services.

•

Total revenue in the third quarter of 2019 was $97.5 million as compared to $77.6 million in the third quarter of 2018. On the basis of ASC Topic 605 (the applicable accounting standard prior to the adoption of ASC Topic 606), total revenue in the third quarter of 2019 would have been $97.7 million, compared to $91.6 million in the third quarter of 2018. Under ASC Topic 606, license fee revenue is recognized on a per gram sales basis, whereas under ASC Topic 605, revenue was recognized for license payments upon receipt or on a straight-line basis over the term of the contract. As we disclosed in last quarter’s earnings release, we believe that during the second quarter of 2019, certain of our customers located in China accelerated emitter purchases to mitigate the impact from potential U.S. and China trade-related issues. We estimated that these pre-purchases increased revenue by $15 million to $20 million in the second quarter, pulled in from the second half of 2019.

•

Revenue from material sales was $51.8 million in the third quarter of 2019 as compared to $51.2 million in the third quarter of 2018. On an ASC Topic 605 basis, revenue from material sales in the third quarter of 2019 would have been $58.3 million, compared to $51.7 million in the third quarter of 2018.

•

Revenue from royalty and license fees was $43.0 million in the third quarter of 2019 as compared to $23.3 million in the third quarter of 2018. On an ASC Topic 605 basis, revenue from royalty and license fees in the third quarter of 2019 would have been $36.7 million as compared to $37.0 million in the third quarter of 2018.

•	Cost of materials was $15.2 million in the third quarter of 2019, compared to $13.8 million in the third quarter of 2018.
•

Operating income was $40.8 million in the third quarter of 2019 compared to $26.0 million in the third quarter of 2018. On an ASC Topic 605 basis, operating income in the third quarter of 2019 would have been $41.0 million, compared to $40.1 million in the third quarter of 2018.

•

Net income was $37.0 million or $0.78 per diluted share in the third quarter of 2019 compared to $22.8 million or $0.48 per diluted share in the third quarter of 2018. On an ASC Topic 605 basis, net income in the third quarter of 2019 would have been $37.1 million or $0.78 per diluted share, compared to $34.2 million or $0.72 per diluted share in the third quarter of 2018.

Revenue Comparison

(in thousands)	Three Months Ended September 30,
	2019	2018
Material sales	$51,837	$51,242
Royalty and license fees	43,015	23,325
Contract research services	2,663	2,983
Total revenue	$97,515	$77,550

Cost of Materials Comparison

(in thousands)	Three Months Ended September 30,
	2019	2018
Material sales	$51,837	$51,242
Cost of material sales	15,245	13,808
Gross margin on material sales	36,592	37,434
Gross margin as a % of material sales	71%	73%

Topic 606 versus 605 Adjusted Results For the three months ended September 30, 2019 (in thousands)	As reported	Adjustment	Balances without adoption of Topic 606
Revenue	$97,515	$183	$97,698
Gross margin	80,229	183	80,412
Operating income	40,830	183	41,013
Net income	36,962	144	37,106
Diluted earnings per share	$0.78	$-	$0.78
For the three months ended September 30, 2018 (in thousands)	As reported	Adjustment	Balances without adoption of Topic 606
Revenue	$77,550	$14,054	$91,604
Gross margin	61,427	14,054	75,481
Operating income	26,032	14,054	40,086
Net income	22,818	11,384	34,202
Diluted earnings per share	$0.48	$0.24	$0.72

Financial Highlights for the First Nine Months of 2019

•

Total revenue in the first nine months of 2019 was $303.4 million as compared to $177.3 million in the first nine months of 2018. On the basis of ASC Topic 605 (the applicable accounting standard prior to the adoption of ASC Topic 606), total revenue in the first nine months of 2019 would have been $319.1 million, compared to $233.4 million in the first nine months of 2018. Under ASC Topic 606, license fee revenue is recognized on a per gram sales basis, whereas under ASC Topic 605, revenue was recognized for license payments upon receipt or on a straight-line basis over the term of the contract. As we disclosed in last quarter’s earnings release, we believe that during the second quarter of 2019, certain of our customers located in China accelerated emitter purchases to mitigate the impact from potential U.S. and China trade-related issues. We estimated that these pre-purchases increased revenue by $15 million to $20 million in the second quarter, pulled in from the second half of 2019.

•

Revenue from material sales was $182.7 million in the first nine months of 2019 as compared to $113.3 million in the first nine months of 2018. On an ASC Topic 605 basis, revenue from material sales in the first nine months of 2019 would have been $193.9 million, compared to $116.3 million in the first nine months of 2018.

•

Revenue from royalty and license fees was $112.2 million in the first nine months of 2019 as compared to $54.8 million in the first nine months of 2018. On an ASC Topic 605 basis, revenue from royalty and license fees in the first nine months of 2019 would have been $116.6 million as compared to $108.0 million in the first nine months of 2018.

•

Cost of materials was $50.2 million in the first nine months of 2019, compared to $28.8 million in the first nine months of 2018. Included in the cost of materials was an inventory reserve charge of $4.2 million in the first nine months of 2019, compared to $1.0 million in the first nine months of 2018.

•

Operating income was $123.9 million in the first nine months of 2019, compared to $41.5 million in the first nine months of 2018. On an ASC Topic 605 basis, operating income in the first nine months of 2019 would have been $139.5 million, compared to $97.6 million in the first nine months of 2018.

•

Net income was $111.9 million or $2.36 per diluted share in the first nine months of 2019 compared to $39.6 million or $0.83 per diluted share in the first nine months of 2018. On an ASC Topic 605 basis, net income in the first nine months of 2019 would have been $124.4 million or $2.63 per diluted share, compared to $85.2 million or $1.80 per diluted share in the first nine months of 2018.

Revenue Comparison

(in thousands)	Nine Months Ended September 30,
	2019	2018
Material sales	$182,661	$113,325
Royalty and license fees	112,222	54,758
Contract research services	8,565	9,188
Total revenue	$303,448	$177,271

Cost of Materials Comparison

(in thousands)	Nine Months Ended September 30,
	2019	2018
Material sales	$182,661	$113,325
Cost of material sales	50,201	28,782
Gross margin on material sales	132,460	84,543
Gross margin as a % of material sales	73%	75%

Topic 606 versus 605 Adjusted Results For the nine months ended September 30, 2019 (in thousands)	As reported	Adjustment	Balances without adoption of Topic 606
Revenue	$303,448	$15,628	$319,076
Gross margin	246,276	15,628	261,904
Operating income	123,854	15,628	139,482
Net income	111,876	12,518	124,394
Diluted earnings per share	$2.36	$0.27	$2.63
For the nine months ended September 30, 2018 (in thousands)	As reported	Adjustment	Balances without adoption of Topic 606
Revenue	$177,271	$56,177	$233,448
Gross margin	142,055	56,177	198,232
Operating income	41,462	56,177	97,639
Net income	39,591	45,643	85,234
Diluted earnings per share	$0.83	$0.97	$1.80

2019 Revised Guidance

Although the OLED industry is still at an early state where many variables can have a material impact on its growth, and the Company thus caveats its financial guidance accordingly, the Company now believes that its 2019 revenue will be approximately in the range of $400 million to $410 million. The guidance was prepared utilizing accounting standard ASC Topic 606; under the prior accounting standard ASC Topic 605, the Company estimates that its 2019 revenues would be approximately $435 million to $440 million.

Dividend

The Company also announced a fourth quarter cash dividend of $0.10 per share on the Company’s common stock. The dividend is payable December 31, 2019 to all shareholders of record on December 13, 2019.

Conference Call Information

In conjunction with this release, Universal Display will host a conference call on Wednesday, October 30, 2019 at 5:00 p.m. Eastern Time. The live webcast of the conference call can be accessed under the events page of the Company's Investor Relations website at ir.oled.com. Those wishing to participate in the live call should dial 1-877-524-8416 (toll-free) or 1-412-902-1028. Please dial in 5-10 minutes prior to the scheduled conference call time. An online archive of the webcast will be available within two hours of the conclusion of the call.

About Universal Display Corporation

Universal Display Corporation (Nasdaq: OLED) is a leader in the research, development and commercialization of organic light emitting diode (OLED) technologies and materials for use in display and solid-state lighting applications.  Founded in 1994, the Company currently owns, exclusively licenses or has the sole right to sublicense more than 5,000 patents issued and pending worldwide.  Universal Display licenses its proprietary technologies, including its breakthrough high-efficiency UniversalPHOLED® phosphorescent OLED technology that can enable the development of low power and eco-friendly displays and solid-state lighting. The Company also develops and offers high-quality, state-of-the-art UniversalPHOLED materials that are recognized as key ingredients in the fabrication of OLEDs with peak performance.  In addition, Universal Display delivers innovative and customized solutions to its clients and partners through technology transfer, collaborative technology development and on-site training.

Headquartered in Ewing, New Jersey, with international offices in China, Hong Kong, Ireland, Japan, South Korea and Taiwan, and wholly-owned subsidiary Adesis, Inc. based in New Castle, Delaware, Universal Display works and partners with a network of world-class organizations. To learn more about Universal Display Corporation, please visit https://oled.com/.

Universal Display Corporation and the Universal Display Corporation logo are trademarks or registered trademarks of Universal Display Corporation.  All other company, brand or product names may be trademarks or registered trademarks.

# # #

All statements in this document that are not historical, such as those relating to Universal Display Corporation’s technologies and potential applications of those technologies, the Company’s expected results and future declaration of dividends, as well as the growth of the OLED market and the Company’s opportunities in that market, are forward-looking financial statements within the meaning of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements in this document, as they reflect Universal Display Corporation’s current views with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated. These risks and uncertainties are discussed in greater detail in Universal Display Corporation’s periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, including, in particular, the section entitled “Risk Factors” in Universal Display Corporation’s Annual Report on Form 10-K for the year ended December 31, 2018. Universal Display Corporation disclaims any obligation to update any forward-looking statement contained in this document.

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UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(in thousands, except share and per share data)

	September 30, 2019	December 31, 2018
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$235,541	$211,022
Short-term investments	361,515	304,323
Accounts receivable	65,774	43,129
Inventory	57,771	70,000
Other current assets	10,415	6,366
Total current assets	731,016	634,840
PROPERTY AND EQUIPMENT, net of accumulated depreciation of $53,900 and $44,943	86,266	69,739
ACQUIRED TECHNOLOGY, net of accumulated amortization of $127,323 and $111,890	95,919	110,951
OTHER INTANGIBLE ASSETS, net of accumulated amortization of $4,420 and $3,384	12,420	13,456
GOODWILL	15,535	15,535
INVESTMENTS	5,000	—
DEFERRED INCOME TAXES	26,437	24,377
OTHER ASSETS	89,957	64,526
TOTAL ASSETS	$1,062,550	$933,424
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$9,217	$10,532
Accrued expenses	35,360	36,057
Deferred revenue	91,188	80,782
Other current liabilities	12,627	5,811
Total current liabilities	148,392	133,182
DEFERRED REVENUE	50,495	41,785
RETIREMENT PLAN BENEFIT LIABILITY	46,007	44,055
OTHER LIABILITIES	31,089	23,896
Total liabilities	275,983	242,918
SHAREHOLDERS’ EQUITY:
Preferred Stock, par value $0.01 per share, 5,000,000 shares authorized, 200,000 shares of Series A Nonconvertible Preferred Stock issued and outstanding (liquidation value of $7.50 per share or $1,500)	2	2
Common Stock, par value $0.01 per share, 200,000,000 shares authorized, 48,847,733 and 48,681,524 shares issued, and 47,482,085 and 47,319,887 shares outstanding, at September 30, 2019 and December 31, 2018, respectively	488	487
Additional paid-in capital	614,194	617,334
Retained earnings	227,286	129,552
Accumulated other comprehensive loss	(14,119)	(16,234)
Treasury stock, at cost (1,365,648 and 1,361,637 shares at September 30, 2019 and December 31, 2018, respectively)	(41,284)	(40,635)
Total shareholders’ equity	786,567	690,506
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,062,550	$933,424

UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
REVENUE	$97,515	$77,550	$303,448	$177,271
COST OF SALES	17,286	16,123	57,172	35,216
Gross margin	80,229	61,427	246,276	142,055
OPERATING EXPENSES:
Research and development	16,787	13,616	51,449	38,922
Selling, general and administrative	12,623	12,120	40,531	34,473
Amortization of acquired technology and other intangible assets	5,493	5,493	16,469	16,479
Patent costs	1,659	1,937	5,145	5,691
Royalty and license expense	2,837	2,229	8,828	5,028
Total operating expenses	39,399	35,395	122,422	100,593
OPERATING INCOME	40,830	26,032	123,854	41,462
Interest income, net	2,748	2,118	8,336	5,155
Other income (expense), net	53	(7)	740	(66)
Interest and other income, net	2,801	2,111	9,076	5,089
INCOME BEFORE INCOME TAXES	43,631	28,143	132,930	46,551
INCOME TAX EXPENSE	(6,669)	(5,325)	(21,054)	(6,960)
NET INCOME	$36,962	$22,818	$111,876	$39,591
NET INCOME PER COMMON SHARE:
BASIC	$0.78	$0.48	$2.36	$0.83
DILUTED	$0.78	$0.48	$2.36	$0.83
WEIGHTED AVERAGE SHARES USED IN COMPUTING NET INCOME PER COMMON SHARE:
BASIC	46,980,439	46,869,998	46,947,109	46,841,036
DILUTED	47,013,919	46,914,553	46,983,901	46,893,768
CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.10	$0.06	$0.30	$0.18

UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(in thousands)

	Nine Months Ended September 30,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$111,876	$39,591
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of deferred revenue and recognition of unbilled receivables	(101,079)	(52,325)
Depreciation	8,958	6,094
Amortization of intangibles	16,469	16,479
Change in excess inventory reserve	4,155	1,045
Amortization of premium and discount on investments, net	(4,528)	(4,191)
Stock-based compensation to employees	10,697	9,697
Stock-based compensation to Board of Directors and Scientific Advisory Board	1,126	3,234
Deferred income tax (benefit) expense	(2,633)	15,820
Retirement plan expense	4,379	3,378
Decrease (increase) in assets:
Accounts receivable	(22,645)	9,148
Inventory	8,074	(33,811)
Other current assets	(4,602)	(116)
Other assets	(10,259)	(37,769)
Increase (decrease) in liabilities:
Accounts payable and accrued expenses	(1,827)	439
Other current liabilities	5,587	(34)
Deferred revenue	113,849	99,940
Other liabilities	149	18,337
Net cash provided by operating activities	137,746	94,956
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(25,317)	(20,925)
Purchases of intangibles	(401)	—
Purchases of investments	(648,006)	(500,985)
Proceeds from sale of investments	590,550	415,697
Net cash used in investing activities	(83,174)	(106,213)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	658	616
Repurchase of common stock	(649)	(477)
Payment of withholding taxes related to stock-based compensation to employees	(15,920)	(11,598)
Cash dividends paid	(14,142)	(8,486)
Net cash used in financing activities	(30,053)	(19,945)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	24,519	(31,202)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	211,022	132,840
CASH AND CASH EQUIVALENTS, END OF PERIOD	$235,541	$101,638
The following non-cash activities occurred:
Unrealized gain on available-for-sale securities	$227	$274
Common stock issued to Board of Directors and Scientific Advisory Board that was earned and accrued for in a previous period	300	300
Net change in accounts payable and accrued expenses related to purchases of property and equipment	(168)	3,814